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                                   EXHIBIT 21

                     SUBSIDIARIES OF PRIVATE BUSINESS, INC.

Private Business, Inc. is the owner of one hundred percent (100%) of the stock of the following entities:

               Private Business Insurance, Inc., a Tennessee corporation Private Business Processing, Inc., a Tennessee corporation Private Business Capital, Inc., a Tennessee corporation